CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our report dated August 23, 2012 relating to the financial statements of Handeni Gold Inc. (formerly Douglas Lake Minerals Inc.) that are included in the Company’s annual report on Form 10-K for the year ended May 31, 2012, which is incorporated by reference in each of (i) the Company’s Form S-8 Registration Statement filed with the United States Securities and Exchange Commission on October 9, 2007 and (ii) the Company’s Form S-8 Registration Statement filed with the United States Securities and Exchange Commission on December 30, 2008.

/s/ “Manning Elliott LLP”

CHARTERED ACCOUNTANTS

Vancouver, Canada
August 24, 2012